MEMORANDUM

                             FT 3266
                       File No. 333-177569

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on November 29, 2011 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                         THE PROSPECTUS

Cover Page     The date of the Trust has been added.

Page 3         The following information for the Trust appears:

               The   Aggregate  Value  of  Securities   initially
               deposited has been added.

               The initial number of units of the Trusts

               Sales charge

               The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

               The Mandatory Termination Date has been added.

Page 5         The   Report  of  Independent  Registered   Public
               Accounting Firm has been completed.

Page 6         The Statement of Net Assets has been completed.

Pages 7-8      The Schedule of Investments has been completed.

Back Cover     The date of the Prospectus has been included.

 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

               The Trust Agreement has been conformed to reflect the execution thereof.

                                    CHAPMAN AND CUTLER LLP

November 29, 2011